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SEC FILE NUMBER

001-13807

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CUSIP NUMBER

28456010 9

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K [ ] Form 20-F [ ] Form 10-Q [ ] Form N-SAR

For Period Ended: December 31, 2000

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[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above,

identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

ElderTrust

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Full Name of Registrant

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Former Name if Applicable

101 East State Street, Suite 100

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Address of Principal Executive Office (Street and Number)

Kennett Square, PA 19348

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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable

effort or expense;

[x] (b) The subject annual report on Form 10-K will be filed on or before the 15th calendar day following the prescribed due date; and

(c) The accountants statement or other exhibit required by

Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K,

10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

ElderTrust is in the process of finalizing its Form 10-K to address the loan and lease restructuring transactions completed earlier this year with the

Genesis Health Ventures, Inc., ElderTrusts principal tenant, and The

Multicare Companies, Inc., a 43.6% consolidated subsidiary of Genesis.

ElderTrust was unable to complete the revisions prior to the April 2, 2001

Form 10-K filing deadline.

(Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

100:

(1) Name and telephone number of person to contact in regard to this notification

D. Lee McCreary, Jr. 610 925-4200

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(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under

Section 13 or 15(d) of the Securities Exchange Act of

1934 or Section 30 of the Investment Company Act of

1940 during the preceding 12 months or for such

shorter period that the registrant was required to

file such report(s) been filed? If answer is

no, identify report(s). [X] Yes [ ] No

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(3) Is it anticipated that any significant change

in results of operations from the corresponding

period for the last fiscal year will be

reflected by the earnings statements to be

included in the subject report or portion

thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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ElderTrust

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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date 3/30/2001 /s/ D. Lee McCreary, Jr.

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D. Lee McCreary, Jr.

President and Chief Executive Officer